Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-137006) of Stereotaxis, Inc. pertaining to the registration of up to 1,150,849 shares of its common stock, $.001 par value, the Registration Statement (Form S-3 No. 333-137007) of Stereotaxis, Inc. pertaining to the registration of $75,000,000 of its debt securities, common stock, preferred stock, warrants, or units, the Registration Statement (Form S-3 No. 333-129629) of Stereotaxis, Inc. pertaining to the registration of $75,000,000 of its common stock, preferred stock, warrants or units, and the Registration Statement (Form S-8 No. 333-120135) pertaining to the Stereotaxis, Inc. 2004 Employee Stock Purchase Plan, the Stereotaxis, Inc. 2002 Stock Incentive Plan, the Stereotaxis, Inc. 2002 Non-Employee Directors’ Stock Plan, and the Stereotaxis, Inc. 1994 Stock Plan of our report dated March 13, 2008 except Note 19, as to which the date is December 26, 2008, with respect to the financial statements of Stereotaxis, Inc., included in the Form 10-K/A, for the year ended December 31, 2007.

/s/ Ernst & Young LLP

St. Louis, Missouri

December 26, 2008